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                                                                   EXHIBIT 10.22

                              AMENDED AND RESTATED
                           REAL ESTATE SALE CONTRACT


     THIS AMENDED AND RESTATED REAL ESTATE SALE CONTRACT ("this Contract") is dated FEBRUARY 21, 1997 and is by and between THE FLORSHEIM SHOE COMPANY, a Delaware corporation ("Seller") and EVEREST PARTNERS L.L.C., an Illinois limited liability company ("Purchaser").

     Seller and Purchaser are parties to a Real Estate Sale Contract dated July 25, 1996 as amended by a First Amendment dated September 6, 1996, a Second Amendment dated September 26, 1996, a Third Amendment dated November 4, 1996, a Fourth Amendment dated December 20, 1996, and two letter agreements extending the closing date to February 21, 1997 (collectively, "the Original Contract"). Seller and Purchaser have agreed to further amend the Original Contract, and in consideration thereof Seller and Purchaser hereby amend and restate the Original Contract in its entirety as follows:

1. PROPERTY. Subject to the terms and conditions contained herein, Seller shall transfer, assign, sell, and convey or cause to be transferred, assigned, sold, and conveyed to 130 South Canal Limited Partnership, an Illinois limited partnership ("the Partnership") or to a land trust designated by Purchaser not later than 5 days before the Closing Date the land ("the Land") and improvements in Chicago, Cook County, Illinois with street address 130 South Canal Street, Chicago (which Land is described as Parcels 1 and 2 in the survey described in Paragraph 4.B and which is attached hereto as Exhibit B), which Land comprises approximately 60,579 square feet and is improved with a building containing approximately 330,000 square feet, and (except as provided in Exhibit C) all other buildings, structures, and improvements on the Land, together with all of Seller's rights, titles, and interests, if any, in and to all easements, party walls, rights of way, privileges, appurtenances, and rights to the same, belonging to or inuring to the benefit of the Land and all rights, titles, and interests in and to streets, alleys, or other public ways adjacent to the Land. The Land and improvements thereon and other real property interests to be conveyed as aforesaid are collectively referred to herein as "the Property."

2. PURCHASE PRICE; EARNEST MONEY.

     A. The purchase price to be paid by Purchaser to Seller at Closing for the Property ("the Purchase Price") shall be $7,000,000.00.

     B. Purchaser has heretofore delivered to Seller the sum of $300,000.00 ("the Earnest Money"). The Earnest Money has been earned by Seller and shall be non-refundable; provided, however,






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that if the Closing does not occur due to default by Seller, then Seller shall repay the Earnest Money to Purchaser. At Closing, the Earnest Money shall be applied to the Purchase Price.

3. SELLER'S DISCLOSURES.

     A. Seller has heretofore delivered to Purchaser the following documents with respect to the Property (collectively referred to herein as "Seller's Disclosure Documents"):

           1. All service contracts and equipment leases affecting the Property which may be binding on Purchaser after Closing.

           2. The Indenture dated October 6, 1947 ("the 1947 Lease") with respect to Parcel 2.

           3. Copies of the following documents, to the extent that the same were then in Seller's possession:


                a. Records and operating statements with respect to the Property showing the costs and expenses of, or incurred in connection with, the ownership, management, operation, and maintenance of the Property on and after January 1, 1993.

                b. Real estate tax bills, assessment notices, and information provided by Seller to its attorneys or consultants in protesting or contesting real estate tax bills or assessments of the Property for years after January 1, 1989.

                c.   Seller's most recent reports on title to the Property.

                d. Engineering studies, architectural drawings, plans, and specifications, and as built surveys of the Property and improvements thereon.

                e. Notices received from governmental authorities alleging violations of law with respect to the Property or any part or parts thereof.

                f. Documents establishing or claiming that the Property has at any time been used as a site for the use, generation, manufacture, storage, disposal, or transportation of any Hazardous Materials. "Hazardous Materials" means asbestos in any form, oil, flammable explosive, urea formaldehyde, transformers or other equipment which contain fluid containing polychlorinated biphenyls, radioactive materials,



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           underground storage tanks, or any other chemical, material, or substance, or storage device or container therefor, or other dangerous, hazardous, toxic, or contaminated substances, wastes, or materials, or materials the exposure to which is prohibited, limited, or regulated by a federal, state, county, regional, or local authority or which poses a hazard to the health and safety of the occupants of the Property.

     B. If for any reason Purchaser does not consummate the acquisition of the Property, then Purchaser shall return Seller's Disclosure Documents to Seller.

     C. Seller has heretofore delivered to Purchaser an affidavit that the transfer of the Property to Purchaser is not subject to the Illinois Responsible Property Transfer Act.

4. TITLE INSURANCE; SURVEY; PERMITTED EXCEPTIONS.

     A. Attached hereto as Exhibit A is a commitment ("the Commitment") by Chicago Title Insurance Company ("the Title Insurer") to issue a current form ALTA owner's title insurance policy covering title to the Property.

     B. Attached hereto as Exhibit B is a survey of the Property prepared by James, Schaeffer & Schimming ("the Surveyor") and dated April 23, 1990. Seller has heretofore furnished to Purchaser, at Seller's expense, a survey of the Property prepared by the Surveyor, which survey:

           1. Is prepared in accordance with and meet ALTA/ACSM standards.

           2. Is certified to Purchaser and Title Insurer and which shall at Closing be certified to the Partnership and which, upon Purchaser's notice, shall be certified at Closing to Purchaser's lender and any other party designated by Purchaser.

           3. Shows the location of all improvements on the Property.

           4. Shows the location and legal description of each recorded easement and of each visible easement benefitting or burdening the Land.

           5. Shows the location of all party walls, sidewalks, paths, and driveways on the Land.

           6. Shows all access to public streets or roads surrounding the Land, including access to easements



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      benefitting the Land.

           7. Shows all encroachments either onto the Property by improvements on adjacent premises or onto adjacent premises by improvements on the Property.

           8. Certifies whether the Land is in a wetland or flood plain.

     C. The following matters shall be permitted exceptions to title insurance coverage ("Permitted Exceptions"):

           1. General exceptions.

           2. The lien of general real estate taxes not due and payable.

           3. The matters scheduled as exceptions 5 and 7 in Schedule B to the Commitment attached hereto as Exhibit A.

           4. Matters shown on the survey attached hereto as Exhibit B and on the survey delivered pursuant to Paragraph 4.B hereof.

           5. The terms, powers, provisions, and limitations of the trust, if any, under which title to the Property is held for the benefit of Purchaser, mortgages securing obligations of Purchaser, and other acts by or through Purchaser.

           6. Matters disclosed by Commonwealth Edison Company as reflected in its August 27, 1996 letter heretofore delivered to Purchaser and other utility easements disclosed as a result of Seller's efforts to obtain extended coverage which do not adversely affect Purchaser's redevelopment of the Property.

Seller shall not schedule, as exceptions to Seller's warranties in Seller's deed, any matters other than Permitted Exceptions excluding, however, matters described in the Commitment as general exceptions.

     D. At the Closing, Seller shall deliver to Purchaser evidence that Purchaser will receive from the Title Insurer at Seller's expense a current form ALTA owner's title insurance policy insuring the fee simple interest of the Partnership (or Purchaser's designated land trust) in the Property in the amount of $8,277,916.00, subject only to Permitted Exceptions, and providing for an endorsement over general exceptions. Purchaser shall not be obligated to close if Seller is unable to deliver such evidence; provided, however, that Seller shall not be in default of this Contract if the Title Insurer is unwilling to issue an endorsement over utility easements.




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     E. Purchaser, at its expense, may direct the Title Insurer to include, in the owner's title insurance policy, such other endorsements as Purchaser may request, but the issuance of such other endorsements or the form or content thereof shall not be a condition of Purchaser's obligation to close.

5.   PURCHASER'S INSPECTIONS.

     A. Purchaser has heretofore conducted and may hereafter conduct such inspections and examinations of the Property as Purchaser, in Purchaser's sole discretion, deems appropriate. Purchaser shall indemnify Seller against any loss or damage caused by or as a result of such inspections except to the extent that such loss or damage was the result of Seller's negligence. If Purchaser does not consummate the acquisition of the Property, then Purchaser shall repair any damage to the Property caused by such inspections, unless such damage resulted from Seller's negligence.

     B. Purchaser acknowledges and agrees that it has completed its due diligence inspections of the Property and, except for the Remediation Work as defined in Paragraph 10 hereof, is satisfied with the condition of the Property. It is expressly understood and agreed that the ability of Purchaser to obtaining financing for the Property is not a condition to Purchaser's obligations under the Contract.

6. PRORATIONS AND CREDITS. General real estate taxes shall be prorated on the basis of 100% of the most recent ascertainable real estate tax bill for the Property. Such proration shall be made as of December 20, 1996. The parties shall reprorate all real estate tax bills as of December 20, 1996 upon receipt of final real estate tax bills, with payment due within 10 days after written request therefor. Illinois and Cook County transfer taxes shall be paid by Seller. Chicago transfer taxes shall be paid by Purchaser. Other proratable items for which no specific provision as to proration is made elsewhere in this Contract shall be prorated as of the Closing Date. Purchaser shall receive a credit against the Purchase Price for all Earnest Money. If out-of-pocket costs and expenses (including, without limitation, Illinois and/or Cook County transfer taxes) required to be paid by Seller under this Contract on the Closing Date are greater than the out-of-pocket costs and expenses which Seller would have incurred had the Closing Date been December 20, 1996, then Purchaser shall pay the amount by which such out-of-pocket costs and expenses payable by Seller on the Closing Date exceed the out-of-pocket costs and expenses which would have been paid by Seller had the closing occurred on December 20, 1996.




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7.   CLOSING.

     A. The consummation of the transactions described in this Contract ("the Closing") shall occur on a date ("the Closing Date") designated by Purchaser by not less than 5 business days' prior written notice to Seller; provided, however, that the Closing Date shall not be later than March 14, 1997. The Closing shall be at the Chicago Loop office of the Title Insurer at such time that the Title Insurer can schedule the Closing.

     B. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

           1. A special warranty deed with release of homestead rights, if any, duly executed and acknowledged and in form suitable for recording, conveying the Property to the Partnership (or Purchaser's designated land trust).

           2. An affidavit of title, appropriately executed and acknowledged by Seller, stating that:

                a. Within 4 months preceding the Closing Date no improvements or repairs have been made in or to the Property, nor any work done, which have not been fully paid for, no materials have been furnished or delivered to the Property which have not been fully paid for, no contract has been made or entered into and nothing has been done, suffered, or permitted in relation to the Property the consequence of which will cause any lien or claim of lien to be made against the Property under the Mechanics Lien Act of the State of Illinois.

                b. No person or entity has a right or claim of right to occupy or be possessed of the Property or any part or parts thereof other than Seller, Purchaser (pursuant to this Contract), and persons whose rights are specifically disclosed in the Commitment (excluding, however, the owner of Parcel 2 as shown in the Commitment).

                c. Seller has done nothing on or subsequent to the effective date of the most current Commitment which would render inaccurate the status of title to the Property as reported in such Commitment (except for acquiring title to Parcel 2).


           3. A non-foreign seller affidavit in accordance with the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended.




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           4. Transfer tax declarations for the State of Illinois, County of
      Cook, and City of Chicago.

           5. An ALTA statement in duplicate and all other documents reasonably required by the Title Insurer to issue a policy of title insurance conforming to the requirements of this Contract.

           6. Payoff letters from all holders of obligations secured by interests in the Property, effective on the Closing Date.

           7. Assignments of all guarantees and warranties, if any, on any property to be conveyed to Purchaser.

           8. To the extent available to Seller, originals of all Seller's Disclosure Documents.

           9. A certificate of good standing of Seller dated not earlier than December 2, 1996.

           10. A certificate from the secretary or an assistant secretary of Seller, certifying that this Contract has been duly authorized by all necessary corporate action required of Seller and identifying the persons authorized to act on Seller's behalf to execute this Contract and the other documents executed and delivered pursuant hereto.

           11. An incumbency certificate signed by the secretary or an assistant secretary of Seller, certifying the signatures of the persons acting on Seller's behalf to execute this Contract and the other documents executed and delivered pursuant hereto.

     C. At the Closing, Purchaser shall deliver or cause to be delivered to Seller by wire transfer of immediately available funds in the amount of the Purchase Price subject to credits for the Earnest Money and prorations, credits, and adjustments as herein provided.

     D. Seller and Purchaser shall jointly prepare a Closing Statement reciting the Purchase Price and all credits, prorations, and adjustments thereto.

8. POSSESSION. Seller shall deliver to Purchaser possession of the Property (excluding those fixtures described on Exhibit C hereto, which Seller shall remove from the Property when Seller vacates the Property) as follows:

     A.    Seller shall provide Purchaser with possession of



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approximately 5,000 square feet on the first floor of the building, for use by
Purchaser as a sales office, and approximately 5,000 square feet on the fifth floor of the building, for use by Purchaser as a model or models. Purchaser has, with Seller's consent, heretofore affixed and may hereafter, with Seller's consent, affix marketing signage to the exterior of the building at locations designated by Purchaser provided that the locations and form and content of the signage are reasonably acceptable to Seller. During the period during which Purchaser uses or occupies any portion of such space before Closing, Purchaser shall pay to Seller in advance for each month (prorated for partial months), on the first day of such month (or, with respect to the commencement of such possession period, on the date on which Purchaser takes possession of such space):

           1. All utilities for the space occupied by Purchaser, plus

           2. All other costs directly attributable to Purchaser's use, operation, and maintenance of the space occupied by Purchaser, plus

           3. 5% of the real estate taxes assessed against the Property, plus

           4. 5% of the normal and routine costs for the operation and maintenance of the Property (other than as paid by Purchaser pursuant to Paragraph 8.A.1 and 8.A.2).

Throughout the time that Purchaser retains possession of such space Seller shall provide unrestricted access to such space to Purchaser and Purchaser's contractors, guests, and invitees; provided, however, that Purchaser shall not interfere with Seller's conduct of Seller's business in the Property. Purchaser shall promptly vacate such space and remove its signage upon the termination of this Contract for any reason. Purchaser shall reimburse Seller for all losses, costs, and expenses incurred by Seller as a result of Purchaser's failure to vacate such space or remove such signage and shall deliver the space to Seller in substantially the same condition, ordinary wear and tear excepted, as when delivered to Purchaser.

     B. Seller covenants and agrees to vacate and surrender possession of the Property no later than May 31, 1997. Seller shall not be deemed to have vacated and surrendered possession of a portion of the Property unless Seller removes therefrom all of Seller's property and leaves such portion of the Property in broom clean condition.

     C. Subject to Paragraph 8.B, Seller may continue to use and occupy the Property after Closing on the following terms and



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conditions:

           1. Seller shall not occupy any space which is provided to Purchaser pursuant to Paragraph 8.A.

           2. During the period during which Seller continues to use or occupy any portion of the Property after Closing, Seller shall pay to Purchaser in advance for each month (prorated for partial months), on the first day of such month:

                a.   All utilities for the space occupied by Seller, plus

                b. All other costs directly attributable to Seller's use, operation, and maintenance of the space occupied by Seller, plus

                c. 95% of the real estate taxes assessed against the Property, plus

                d. 95% of the normal and routine costs for the operation and maintenance of the Property (other than as paid by Seller pursuant to Paragraph 8.C.1.a and 8.C.1.b).


           3. Seller shall pay to Purchaser, as and for use and occupancy for the Property or such portion thereof that Seller continues to occupy after Closing, the following amounts, payable in advance for each month (prorated for partial months) on the first day of such month:

                a. $5,357 for each day after the Closing Date and prior to April 1, 1997 (provided, however, that if Seller continues to occupy the Property after Closing, then Purchaser will give Seller a $50,000.00 credit which shall be applied to the first payments, if any, due from Seller to Purchaser pursuant to this Paragraph 8.C.3.a),

                b. $6,451 for each day after March 31, 1997 and prior to May 1, 1997, and

                c. $10,000 for each day after April 31, 1997 and prior to June 1, 1997.


           4. In addition, if Seller fails to vacate the Property on May 31, 1997, then (without prejudice to Purchaser's right to remove Seller from the Property) Seller shall pay Purchaser:




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                a.   $13,333 for each day after May 31, 1997 that Seller so
           holds over possession of the Property, plus

                b. $100,000 as liquidated damages for certain losses, costs, and expenses unrelated to Seller's use and occupancy, which shall be paid to Purchaser on June 1, 1997.


     D. Seller's use and occupancy of the Property shall not be deemed to be a lease or any other agreement giving Seller the legal rights afforded to a tenant, or imposing on Purchaser the legal duties imposed on a landlord, under the statutory and common laws of the State of Illinois.

9. ESCROWS. The sale of the Property shall be closed through a deed and money escrow at the office of the Title Insurer. The attorneys for the parties are authorized to sign all strict joint order and deed and money escrow instructions on behalf of the parties. This Contract shall not be merged into any escrow agreement but the latter shall be deemed auxiliary to this Contract, and as between the parties hereto, upon failure of the escrow or otherwise, the provisions of this Contract shall be controlling. Seller and Purchaser shall each pay one half of the cost of all escrows other than Purchaser's money lender's escrow, if any, the cost of which shall be paid by Purchaser.

10.   REMEDIATION OF ASBESTOS AND LEAD BASED PAINT.

      A. Seller shall cause to be removed from the Property in accordance with the provisions of this Paragraph 10:

           1. All asbestos, asbestos-containing materials, and lead-based paint present on the Property identified in the Asbestos Inspection Report dated September, 1996 prepared by Hygienetics Environmental Services, Inc. as Project No. 3077.064 and the Final Lead-Based Paint Testing Report prepared by TEM, Incorporated as Project 29345 ("the Reports"), and

           2. All asbestos, asbestos-containing materials, and lead-based paint present on the Property not disclosed in the Reports but revealed during the performance of the removal described in Paragraph 10.A.1, and

           3. All Hazardous Materials and wastes produced or generated as by-products as a result of the removal described in Paragraphs 10.A.1 and 10.A.2.

All of the foregoing remediation is hereinafter referred to as "Remediation
Work."




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     B.   Seller shall cause the Remediation Work to be done in accordance and compliance with all applicable federal, state, county, regional, and local laws, statutes, regulations, ordinances, and governmental policies governing the use, generation, manufacture, storage, disposal, or transportation of Hazardous Materials (referred to herein as "Environmental Laws"). If Purchaser desires to have Seller cause the Remediation Work to commence before the Closing Date, then Seller shall cause such work to be performed as soon as possible after Purchaser has paid Seller for the cost thereof as provided in Paragraph 10.D below. Seller shall otherwise cause the Remediation Work to commence as soon as possible after the Closing Date.

     C. The contractors and consultants performing or advising Seller with respect to the Remediation Work (herein, "Contractors") shall be reasonably acceptable to Purchaser and the Remediation Work shall be done pursuant to contracts (and change orders if applicable) reasonably acceptable to Purchaser. Hygienetics Environmental Services, Inc. and Environmental Hazard Control are deemed to be contractors acceptable to Purchaser. Purchaser's review and approval of any Contractor or contract for Remediation Work shall not be deemed to be an affirmation of the competence of the Contractor, the work proposed to be done pursuant to the contract, or the compliance of the work with Environmental Laws and shall not constitute a waiver by Purchaser of any claim against any Contractor or with respect to any Remediation Work. Purchaser shall advise Seller and the Contractors with respect to the scheduling and coordination of the Remediation Work so that Remediation Work shall commence first on those portions of the Property to which Purchaser requires earlier access, taking into account Seller's use and occupancy of the Property after the Closing, provided that Seller shall not be required to so schedule and coordinate the work if it results in additional cost or expense to Seller. Seller shall be solely responsible for supervising the performance of the Remediation Work by the Contractors.

     D. Purchaser shall contribute toward the cost of the Remediation Work the following amounts:

          1. $1,118,326 toward all Remediation Work other than Asbestos Caulking Work as defined in Paragraph 10.D.2 hereof, and

          2. $159,590, which will be deposited when Seller is directed by Purchaser to incur the cost of window removal and scaffolding required to remove asbestos from window caulking (herein collectively referred to as "Asbestos Caulking Work") or when the funds deposited by Seller as hereinafter provided and by Purchaser pursuant to Paragraph



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     10.D.1 have been fully expended on other Remediation Work.

Seller shall pay the amount by which the cost of the Remediation Work exceeds Purchaser's aforesaid contribution. At the Closing, Purchaser shall deposit into a strict joint order escrow with the Title Insurer or other escrow reasonably acceptable to Seller and Purchaser the sum of $1,118,326. At the Closing, Seller shall deposit into said escrow an amount equal to the aggregate contract sum under all contracts for Remediation Work less the sum of $1,277,916.00. After the Closing, payment to Contractors shall be made from said escrow. If and to the extent that Seller has paid Contractors prior to the establishment of such escrow, then Seller shall be reimbursed at the Closing for such payments from the escrow. Seller shall not be required to do the Asbestos Caulking Work or, if the funds deposited into the escrow by Seller and Purchaser have been fully expended, other Remediation Work until Purchaser has deposited with the Title Insurer the additional sum of $159,590. Upon completion of the Remediation Work and payment of all Contractors and provided that Seller has performed its obligations as provided in this Paragraph 10, Seller shall be entitled to retain all funds in the escrow.

     E. Upon completion of the Remediation Work, Seller shall deliver to Purchaser copies of all contracts, sworn statements, lien waivers, waste manifests, and other documents reasonably requested by Purchaser to evidence that the Remediation Work will not result in any claim for lien against the Property and that the removal of asbestos, asbestos-containing materials, lead-based paint, and other Hazardous Materials required to be removed by Seller pursuant to this Paragraph 10 has been done in compliance with all Environmental Laws.

     F. Without limiting the generality of the provisions of Paragraph 10.C, Purchaser may withhold approval of a contract for Remediation Work if:

          1. The contract proposes to complete the Remediation Work in more than 10 weeks, or

          2. The contract proposes scheduling or coordination of the Remediation Work which will not facilitate Purchaser's access to those portions of the Property to which Purchaser requires early access, or

          3. The contract does not provide that Purchaser is a third party beneficiary thereof, or

          4. The contract does not provide that after the closing Purchaser will be a loss payee and named additional insured under the Contractor's insurance, or




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           5.   Under the terms of the contract Purchaser could be deemed to be the generator of the asbestos, asbestos-containing materials, lead-based paint, or other Hazardous Materials required to be removed by Seller pursuant to this Paragraph 10.

Seller shall assume all responsibility as the generator of the asbestos, asbestos-containing materials, lead-based paint, and any Hazardous Materials required to be removed by Seller pursuant to this Paragraph 10, including (but not limited to) responsibility for signing all waste manifests.

     G. Seller and Purchaser acknowledge that the presence of Contractors on the Property and the performance of Remediation Work pursuant to this Paragraph 10 shall not constitute possession of the Property by Seller.

11. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser as of July 25, 1996 as follows and in entering into this Contract Purchaser relies on such representations and warranties:

     A. Seller owns fee simple title in and to the Land.

     B. Seller knows of no pending or threatened condemnation or eminent domain proceedings against all or any part of the Property.

     C. Seller has received no written notice of any violation of fire, zoning, building, health, or other applicable codes, laws, or ordinances that have not been corrected.

     D. There is no litigation or proceeding pending or, to the best of Seller's knowledge, threatened against or relating to the Property that has not been disclosed to Purchaser in writing.

     E. Seller knows of no special assessments affecting the Property in effect or contemplated.

     F. No person or entity other than Seller, Purchaser (pursuant to this Contract), and the contractors under service contracts delivered pursuant to Paragraph 3.A.2 hereof is (i) entitled to use, possession, or occupancy of the Property or any part thereof or (ii) a party to a lease, contract, or agreement which, if consummated, will give such person or entity a right to use, possess, or occupy the Property or any part thereof.

     G. To the best of Seller's knowledge the heating, air conditioning, electrical, and plumbing systems in the Improvements are in good working order.




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     H. To the best of Seller's knowledge, except as stated herein and in
Seller's Disclosure Documents the Property has not been used as a site for the use, generation, manufacture, storage, disposal, or transportation of any Hazardous Materials. To the best of Seller's knowledge Seller has not caused or permitted any Hazardous Material to be placed, held, located, or disposed of on, under, or at the Property or any part thereof or into the atmosphere or any watercourse, body of water or wetlands, or any adjacent land or property and neither the Property nor any part thereof has been used by Seller or, to Seller's knowledge, by any other person or entity as a treatment, storage, or disposal (whether permanent or temporary) site for any Hazardous Material. Two underground storage tanks are located on the Property which were used solely and exclusively for heating oil; to the best of Seller's knowledge, the information disclosed in the Underground Storage Tank Closure Report dated March 19, 1993 issued by Testwell Craig Liu, Inc. is not inaccurate, misleading, or incomplete.

     I. To the best of Seller's knowledge, the survey attached hereto as Exhibit B accurately depicts the lot lines of the Property and the location of all improvements thereon.

     J. Each representation and warranty made by Seller herein was true and complete in all material respects on July 25, 1996. With respect to each representation and warranty made by Seller herein, Seller has disclosed all information and has not failed to disclose any information necessary to make such representation or warranty, in light of the relevant facts and circumstances, not misleading in any material respect as of the date made. "To Seller's knowledge" and other similar phrases as used in this Paragraph 11 and in Paragraph 12.C mean the actual knowledge, as of July 25, 1996, of Larry Svoboda, John Diebold, and William Mims without independent inquiry or investigation.

12.  SELLER'S COVENANTS.

     A. Seller shall give Purchaser immediate notice of the occurrence of any event of which Seller has knowledge or the receipt by Seller of any written notice the effect of which would be to make a representation or warranty of Seller herein untrue or misleading if made on or immediately following the occurrence of such event or the receipt of such notice or knowledge. If Purchaser does not terminate this Contract as a result of the information which is the subject of such disclosure (whether Purchaser obtains such information through such disclosure or from other sources) then Purchaser shall waive any claim against Seller with respect to the matter so disclosed.

     B. Seller shall allow Purchaser, and all persons selected by Purchaser, unrestricted access to the Land and improvements at reasonable times for the purpose of conducting inspections and examinations thereof.

     C. Seller shall disclose to Purchaser's environmental consultants the identities of persons who, to Seller's knowledge, may have information about whether the Property has at any time been used as a site for the use, generation, manufacture, storage, disposal, or transportation of any Hazardous Materials and shall authorize all such persons, and all environmental consultants, contractors, and engineers engaged by Seller, to make full disclosure to Purchaser with respect to the condition of the Property.

     D. Seller has relocated its operations from the Property. Subject thereto, Seller has, after July 25, 1996, continued the ownership and operation of the Property in its normal course and has not after July 25, 1996 incurred any obligation, entered into any lease, or done any unusual act with respect to the ownership, management, operation, and maintenance of the Property which would be binding on Purchaser after the Closing without prior notice to and consent of Purchaser. Seller shall, after the date of this Contract, continue the ownership and operation of the Property in its normal course and shall not incur any obligation, enter into any lease, or do any unusual act with respect to the ownership, management, operation, and maintenance of the Property which would be binding on Purchaser after the Closing without prior notice to and consent of Purchaser.

     E. Provided that this Contract has not been terminated, Seller will cooperate with Purchaser in signing and filing such documents and forms as Purchaser may request in connection with (i) the zoning of the Property or (ii) the assessment, for real estate tax purposes, of, or real estate tax bills assessed against, the Property. The foregoing to the contrary notwithstanding, Seller shall not be obligated to cooperate with Purchaser if either (a) Seller shall be obligated thereby to incur any cost or expense in connection with such cooperation (for purposes of which, the charges of Seller's attorneys and other consultants to review materials submitted to Seller shall not be deemed to be costs which Seller is obligated to incur) or (b) a change in zoning will be effective prior to Closing or (c) a change in zoning will prevent Seller from operating its business in the ordinary course while Seller retains possession as permitted in Paragraph 8 hereof. A change in zoning or reduction of real estate tax assessments are not conditions of closing.

     F. Each Seller's Disclosure Document delivered to Purchaser is be a true and complete copy of the document in

Seller's possession.

     G. Seller has disclosed and identified to Purchaser all policies of insurance maintained in connection with the Property.

13.  SELLER'S INDEMNIFICATIONS.

     A. Seller hereby agrees to protect, indemnify, and defend (by Katten Muchin & Zavis or other counsel reasonably acceptable to Purchaser) Purchaser against and to hold Purchaser harmless from any and all costs, claims, losses, attorneys' fees, liabilities, and other expenses that Purchaser may incur after Closing as a result of Seller's breach of or the falsity of any of Seller's representations or warranties in this Contract or as a result of Seller's breach of or failure to perform or observe any of Seller's covenants in this Contract.

     B. Seller agrees to indemnify, protect, defend (with counsel reasonably acceptable to Purchaser), and hold harmless Purchaser from and against any and all losses, damages, liabilities, costs, expenses, and demands (including attorneys', consultants', and experts' fees) suffered or incurred by Purchaser as a result of:

          1. Any and all violations of Environmental Laws or releases of Hazardous Materials in connection with the performance of the Remediation Work (excluding, however, violations, releases, or events to the extent caused by the negligence of Purchaser or Purchaser's contractors or agents), or

          2. The presence of Hazardous Materials on the Property (whenever released) as a result of or in connection with the presence, prior to the Closing Date, of any underground storage tank on the Property.

Seller shall be deemed to be the generator of the foregoing Hazardous Materials. If Purchaser receives a letter from the Illinois Environmental Protection Agency in form and substance satisfactory to Purchaser indicating that Purchaser shall not be required to take any further action regarding the underground storage tanks on the Property, or any contamination therefrom, then the indemnification provisions of this Paragraph 13.B shall terminate to the extent that the letter states that no further action need be taken with respect to the closure of the tanks; however, Seller's obligation to indemnify Purchaser pursuant to this Paragraph 13.B shall continue to the extent that the letter does not release Seller from liability with respect to the underground storage tanks and closure thereof.

14. PURCHASER'S COVENANT. Purchaser shall give Seller immediate notice of the occurrence of any event of which Purchaser has knowledge or the receipt by Purchaser of any written notice the effect of which would be to make a representation or warranty of Seller herein untrue or misleading if made on or immediately following the occurrence of such event or the receipt of such notice or knowledge. If Purchaser does not terminate this Contract as a result of the information which is the subject of such disclosure (whether Purchaser obtains such information through such disclosure or from other sources) then Purchaser shall waive any claim against Seller with respect to the matter so disclosed.

15.  CASUALTY; CONDEMNATION.

     A. A fire or other casualty which damages or destroys the Building or other Improvements or which otherwise damages or adversely affects the Property shall not terminate this Contract unless Purchaser so elects as herein provided. Seller shall promptly notify Purchaser in writing of the nature of the casualty, the amount of insurance coverage, and the anticipated loss adjustment with respect to the Property. Seller shall further promptly notify Purchaser in writing of the amount of the award which the insurer will pay in respect of such loss. If Purchaser so elects, the Closing shall be postponed pending Seller's receipt of such information so that Purchaser may preserve the right of termination herein provided. In the event of such casualty, the insurance proceeds for the Property in respect of such loss shall be applied in payment of part or all of the Purchase Price. If the insurance proceeds exceed that portion of the Purchase Price payable by Purchaser to Seller at Closing, then such excess shall be retained by Seller. Purchaser may elect to terminate this Contract by giving written notice thereof to Seller at any time after such casualty and prior to the earlier to occur of (i) 7 days after receipt of Seller's written notice stating the amount of the award which the insurer will pay in respect of such loss or (ii) 60 days after the date of such casualty. Purchaser's failure to give such written notice within such time shall be deemed a waiver of Purchaser's election to terminate this Contract.

     B. If Seller is notified by any governmental agency or authority that the Property, or any part or parts thereof, will be condemned or otherwise taken under power of eminent domain, or if Seller learns that a condemnation or taking is contemplated by any governmental agency or authority, then Seller shall promptly give Purchaser written notice thereof including, with or in such written notice, a copy of the notice received by Seller or a description of the information learned by Seller. Within 21 days after Seller gives such notice to Purchaser, Purchaser shall, by written notice to Seller, elect either to rescind this Contract or to perform notwithstanding such condemnation or taking. If Purchaser elects to perform notwithstanding such condemnation or taking, then Purchaser shall be entitled to all proceeds paid by the applicable governmental agencies or authorities in respect thereof. Purchaser's failure to give such written notice of election within such time shall be deemed an election to rescind this Contract.

16. BROKERS. Purchaser represents and warrants to Seller that Purchaser neither used nor contacted any broker and that to Purchaser's knowledge no person is entitled to a commission or fee as a result of or in connection with the introduction of the parties, the preparation and negotiation of this Contract, or the consummation of the transactions herein described. Seller shall be solely responsible for all broker's commissions and fees resulting from this Contract or the consummation of the transactions described herein except to that extent that the commission or fee is due and owing as a result of the actions of Purchaser.

17.  RIGHTS UPON DEFAULT.

     A. If Purchaser shall be in material default hereunder then, as Seller's sole remedy (except as provided in Paragraphs 3.B, 5.A, 8.A, and 17.C and subject to Purchaser's confidentiality obligations under Paragraph 19), the Earnest Money shall be retained by Seller as liquidated damages and applied by Seller as full satisfaction for all reasonable attorneys' fees, title costs, advertising costs, Seller's lost time, effort and profits, and all other expenses incurred by Seller or on Seller's behalf, and this Contract shall thereupon terminate.

     B. If Seller shall be in material default hereunder prior to Closing then Purchaser, as its sole and exclusive remedy (subject to Paragraph 17.C hereof), may either (i) rescind this Contract and all sums paid by Purchaser as Earnest Money or on the Purchase Price and all interest accrued thereon shall be immediately returned to Purchaser, or (ii) enforce this Contract by specific performance.

     C. If a party brings suit against the other party to enforce any provision of this Contract, then the prevailing party shall be entitled to recover from the other all attorneys' fees and costs of suit incurred in connection therewith.

     D. Tender of the deed, bill of sale, or other document or documents of conveyance, or Purchase Price, as provided herein, shall be excused when there has been a material default by the other party.

18. POST-CLOSING COOPERATION. The parties hereto agree that, after the Closing, they will at all times use commercially reasonable efforts to cooperate with each other to effectuate the spirit and intent of this Contract including, without limiting the generality of the foregoing, the execution by Seller of documents reasonably requested by Purchaser to cause or complete the conveyance to Purchaser (or Purchaser's designated grantee) of title or (subject to the provisions of Paragraph 8) the assignment of the exclusive right to use and occupy the Property.

19.  CONFIDENTIALITY.

     A. Neither Seller nor Purchaser shall disclose the terms of this Contract to any party other than Purchaser's lender and to Seller's and Purchaser's respective attorneys, accountants, and other persons from whom Seller or Purchaser is seeking advice in connection with the Property or this Contract and neither Seller nor Purchaser shall, without the prior consent of the other, make any public announcement of or about this Contract or the transaction described herein (whether or not consummated) or give any statement to any person if it is reasonably to be anticipated that such statement will be published in any news medium; provided, however, that no party shall be required to treat as confidential, or be prevented or precluded from discussing with any person, any information, including information contained in this Contract, which is or becomes a matter of public record.

     B. If Purchaser does not consummate the acquisition of the Property for any reason, then Purchaser shall return all Seller's Disclosure Documents to Seller. Purchaser shall not disclose Seller's Disclosure Documents to any party other than Purchaser's lenders and to Purchaser attorneys, accountants, and other persons from whom Purchaser is seeking advice in connection with the Property; provided, however, that Purchaser shall not be required to treat as confidential any such document, or information therein, which is a matter of public record; and further provided, that the foregoing confidentiality covenant shall not apply to documents filed by Purchaser in litigation brought to enforce the provisions of this Contract. The confidentiality obligations in this Paragraph 19.B are in addition to and not in limitation of the generality of the provisions of Paragraph 19.A.

20. NOTICES. Any notice, or any other communication required to be given hereunder, shall be in writing and shall be delivered to the other party either personally, or by United States mail (postage prepaid, registered or certified, with return receipt requested), or by messenger service. A party's address for notice shall be as set forth in this Paragraph unless such party gives notice of a change of address as provided herein. Notices to Seller shall be addressed to:

                Tom Poggensee
                The Florsheim Shoe Company
                200 North LaSalle Street
                Chicago, Illinois 60601

and to Seller's attorney:

                Stuart P. Shulruff
                Katten Muchin & Zavis
                525 West Monroe Street
                Suite 1600
                Chicago, Illinois 60661

Notices to Purchaser shall be addressed to:

                Everest Partners, L.L.C.
                Attn:  Norman A. Katz
                333 West Wacker Drive
                Suite 1710
                Chicago, Illinois 60606
and to Purchaser's attorney:

                  Jonathan L. Mills
                  Sugar, Friedberg & Felsenthal
                  30 North LaSalle Street
                  Suite 2600
                  Chicago, Illinois 60602

A notice to a party shall be deemed given to the party when received by the party's attorney. A notice delivered by United States mail, registered or certified, is given on the date received or on the date on which delivery is refused.

21.  EXHIBITS.  The following are the exhibits to this Contract:

     A.  Survey
     B.  Commitment for title insurance
     C.  Fixtures to be removed by Seller


22. TIME FOR PERFORMANCE; COUNTERPARTS; ENTIRE AGREEMENT; PARTIAL INVALIDITY; INTERPRETATION; AMENDMENTS; TIME OF THE ESSENCE; BINDING ON SUCCESSORS AND ASSIGNS; SURVIVAL.

     A. If under the terms hereof the performance of any act will or is required to occur on a Saturday, Sunday, or a holiday recognized in Chicago as a day on which banking institutions are generally not open for business, then the performance of such act shall be made on the next day which is not a Saturday, Sunday, or holiday recognized in Chicago as a day on which banking institutions are generally not open for business.

     B. This Contract may be executed in counterparts, and each counterpart shall, for all purposes for which an original of this Contract must be produced or exhibited, be the Contract, but all such counterparts shall constitute one and the same agreement.

     C. This Contract contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings, discussions, negotiations and representations, if any, with respect thereto.

     D. The invalidity or unenforceability of any provision hereof shall not affect, modify, or impair the validity and enforceability of all other provisions hereof.

     E. The use of paragraph headings and of singular or plural, masculine, feminine or neuter nouns and pronouns is for convenience only and shall not affect the construction to be given any of the provisions hereof. This Contract shall be governed by and construed in accordance with the laws of the

State of Illinois.

     F. This Contract may not be modified, terminated, or amended nor any of its provisions waived except by a written instrument signed by the parties.

     G. Time is of the essence of this Contract.

     H. This Contract shall be binding upon and inure to the benefit of the heirs, representatives, successors, and assigns of the parties hereto; provided, however, that Purchaser may not assign this Contract without Seller's prior written consent, which shall not be unreasonably withheld.

     I. This Contract and the representations, warranties, and covenants contained herein shall survive the Closing and shall not be deemed merged into any document of conveyance.

     IN WITNESS WHEREOF, the parties hereto have executed this Contract at Chicago, Illinois on or as of the date first above written.

                                SELLER:

                                    The Florsheim Shoe Company

                                    By:  /s/ Thomas E. Poggensee
                                        --------------------------------
                                          Treasurer, Secretary, Controller and
                                          Chief Accounting Officer

                                PURCHASER:

                                    Everest Partners L.L.C.

                                    By: /s/ Norman A. Katz
                                       ---------------------------------